EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis V. Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	October 17, 2008
E-Mail: Dcurtin@weismarkets.com
WEIS MARKETS REPORTS THIRD QUARTER RESULTS

     (Sunbury, PA) - Weis Markets, Inc. (NYSE: WMK) today reported its third quarter sales increased 6.9% to $603.9 million while its comparable store sales were up 6.2% compared to the same period a year ago.

For the thirteen-week period ending September 27, 2008, the Company's net income totaled $8.1 million compared to $10.8 million in 2007. Basic and diluted earnings per share for the quarter totaled $.30 per share compared to $.40 per share in 2007.

The Company's sales continued to benefit from its targeted promotions and transaction building programs. The Company's third quarter sales also benefited from improved operating practices at store level and a 4.6% increase in Weis private label units sold.

The Company's third quarter earnings were negatively impacted by a $1.7 million pre-tax impairment loss due to management's decision to close a store in the fourth quarter. Its earnings were also affected by a 28.8% increase in health and business insurance costs; a 55.2% increase in fuel costs; and a 15.0% increase in interchange fees.

YEAR TO DATE

Year to date, the Company's sales increased 5.1% to $1.8 billion while its comparable store sales were up 5.1%. Year to date earnings per share totaled $1.11 per share compared to $1.57 per share in 2007. For the same period, net income totaled $30.0 million compared to $42.4 million in 2007.

ABOUT WEIS MARKETS

Founded in 1912, Weis Markets is a Mid-Atlantic supermarket company operating 155 stores in five Mid-Atlantic States: Pennsylvania, Maryland, New Jersey, New York and West Virginia.

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     In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

     The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc.
Comparative Summary of Unaudited Sales & Earnings
Third Quarter - 2008

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	Sept. 27, 2008	Sept. 29, 2007	(Decrease)
Net Sales	$603,894,000	$564,966,000	6.9%
Income Before Taxes	11,350,000	15,991,000	(29.0%)
Provision for Income Taxes	3,299,000	5,174,000	(37.0%)
Net Income	$8,091,000	$10,817,000	(25.2%)

Weighted-Average
Shares Outstanding	26,967,000	26,999,000	(32,000)
Basic and Diluted
Earnings Per Share	$0.30	$0.40	($0.10)

	39 Week	39 Week
	Period Ended	Period Ended	Increase
	Sept. 27, 2008	Sept. 29, 2007	(Decrease)
Net Sales	$1,802,953,000	$1,715,573,000	5.1%
Income Before Taxes	43,748,000	64,859,000	(32.5%)
Provision for Income Taxes	13,765,000	22,479,000	(38.8%)
Net Income	$29,983,000	$42,380,000	(29.3%)

Weighted-Average
Shares Outstanding	26,967,000	26,998,000	(31,000)
Basic and Diluted
Earnings Per Share	$1.11	$1.57	($0.46)